SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

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Date of report (Date of earliest event reported): December 22, 2004

SUMMIT PROPERTIES INC.
(Exact name of Registrant as specified in its charter)

Maryland	001-12792	56-1857807
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	file number)	Identification No.)

309 E. Morehead Street, Suite 200
Charlotte, North Carolina		28202
(Address of principal executive offices)		(Zip code)

(704) 334-3000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE

We are the sole general partner of Summit Properties Partnership, L.P. (the “Operating Partnership”, and together with Summit, referred to as “we” in this Form 8-K). On December 22, 2004, the Operating Partnership notified the holder of its 8.75% Series C Cumulative Redeemable Perpetual Preferred Units (the “Units”) that the Operating Partnership intends to redeem all of the outstanding Units on or about January 21, 2005 (the “Redemption Date”). The redemption price will be $25.00 per Unit plus all accrued and unpaid distributions due as of the Redemption Date. Distributions on the Units will cease to accrue and the Units will no longer be deemed outstanding for any purpose from and after the Redemption Date.

In connection with the issuance of the Units in September 1999, we incurred $1.5 million in issuance costs and, as prescribed by generally accepted accounting principles at the time, recorded such costs as a reduction to the basis of the Units. As a result of the redemption, the $1.5 million excess of the redemption amount over the carrying amount of the Units will reduce net income in accordance with current generally accepted accounting principles and funds from operations during the first quarter of 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUMMIT PROPERTIES INC.

December 22, 2004	By: /S/ Steven R. LeBlanc
Steven R. LeBlanc
President and Chief Executive Officer

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